Exhibit 10.11
AMENDED AND RESTATED
EMPLOYEE EXCESS BENEFITS AGREEMENT
          THIS AMENDED AND RESTATED AGREEMENT, made this       day of                     , 200_, by and between                                          (the “Employee”), and THE TIMKEN COMPANY (“Timken”), an Ohio corporation having its principal offices at Canton, Ohio.
          WHEREAS, the Company and the Employee currently are parties to an Employee Excess Benefits Agreement, effective as of                      (the “Prior Agreement”), and the Company and the Employee desire to amend and restate the Prior Agreement to conform to the requirements of Section 409A of the Internal Revenue Code (the “Code”).
          WHEREAS, this Agreement shall supersede and completely replace the Prior Agreement as of January 1, 2009.
          NOW, THEREFORE, the parties covenant and agree as follows:
1.	Timken shall provide the following Excess Benefits:
(a)	Except as provided in Section 2(a), if, under the Amended and Restated Supplemental Pension Plan of The Timken Company (the “Supplemental Plan”), the Employee would be eligible for a benefit pursuant to paragraph 2(a) of the Supplemental Plan but for this Agreement and the Employee Terminates Employment (as defined in Section 4(a) of this Agreement) after having been an elected officer of Timken for five or more years, the Employee shall be eligible to receive a benefit in an amount equal to the difference between
(i)	the monthly pension the Employee would be entitled to receive under the 1984 Retirement Plan for Salaried Employees of The Timken Company, the Retirement Plan for Salaried Employees of The Timken Company and the Timken-Latrobe-MPB-Torrington Retirement Plan (hereinafter the “Retirement Plans”) were it not for the limitations imposed by the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) and Sections 401 and 415 of the Internal Revenue Code of 1986, as amended (hereinafter collectively referred to as “the Code Limitations”), and

(ii)	the monthly pension he would actually receive under the Retirement Plans.
If any portion of the Employee’s benefit under the Retirement Plans is not payable at the same time the Employee’s Excess Benefits are payable, the corresponding portion of the Excess Benefit under this Section 1(a) shall be determined by calculating such corresponding portion of the Excess Benefit that would be payable under Section 1(a) and that portion of the benefit that would be payable under the Retirement Plans at age 65 and then actuarially reducing such Excess Benefit from age 65 to the commencement date provided under this Agreement for the Excess Benefits. Any actuarial adjustments under this Section 1(a) shall be based on the “applicable mortality table,” as defined in Code Section 417(e)(3) and the “applicable interest rate” as defined in Code Section 417(e)(3), during the third calendar month (October) immediately preceding the first day of the calendar year in which the determination is made.
The Excess Benefits to which the Employee is entitled under this Section 1(a) shall commence, subject to Section 3, on the first day of the month following the later of (A) the Employee’s Termination of Employment or (B) the Employee’s ___ birthday. The form of payment of the Excess Benefits to which the Employee is entitled under this Section 1(a) shall be as specified under the provisions applicable to Participants under the Supplemental Plan.

(b)	If a married Employee dies after having been an elected officer of Timken for five or more years but prior to commencement of the Employee’s benefit payments and the Employee’s Spouse is entitled to a monthly pension under the Retirement Plans, Timken shall pay to the Employee’s Spouse an amount equal to the difference between the monthly pension the Employee’s Spouse would be entitled to receive under the Retirement Plans, were it not for the Code Limitations, and the monthly pension the Employee’s Spouse would actually receive under the Retirement Plans. Monthly payments shall be made until the Spouse’s death. A Spouse’s benefit under this Section 1(b), shall commence on the first day of the month following the later of (A) the Employee’s death, or (B) the date on which the Employee would have reached age .

(c)	Except as provided in Section 2(a), if the Employee Terminates Employment after having been an elected officer of Timken for five or more years, the Employee shall be entitled to a monthly benefit under this Agreement equal to 60% of one-twelfth of Final Average Earnings (as defined in the Retirement Plans without consideration of the pay limitation under Internal Revenue Code (“Code”) Section 401(a)(17) and based on a five non-consecutive year average), multiplied by the following ratio:
Years of Continuous Service (to a maximum of 10)
10
reduced by each of the following:
(i)	the monthly payment from the Retirement Plans before any adjustments for optional forms of benefits are made but after any adjustment for early commencement,

(ii)	the monthly payment under subsection (a) above before any adjustments for optional forms of benefits are made but after any adjustment for early commencement, and

(iii)	the monthly annuity value equal to the sum of (A) the account balance the Employee would have accumulated under the Savings and Investment Pension (SIP) Plan and any other qualified defined contribution plans sponsored by Timken and the Post-Tax Savings Plan (the “Savings Plans”) as of December 31, 2008 but excluding amounts contributed by the Employee as of such date, such account balance being determined in the manner set forth in the next to last paragraph of this Section 1(c), plus (B) the account balance the Employee would have accumulated under the Savings Plans during the period beginning on January 1, 2009 and ending on the date that Excess Benefits are to commence under this Section 1(c), but excluding amounts contributed by the Employee during such period, such account balance being determined in the manner set forth in the next to last paragraph of this Section 1(c).
The benefit to which the Employee is entitled to receive under this Section 1(c) shall commence, subject to Section 3, on the first day of the month following the later of (I) the Employee’s Termination of Employment, or (II) the Employee’s ___ birthday, and shall be paid in the form of a monthly annuity for the life of the Participant.

In the event the benefits described in Sections 1(c)(i) and 1(c)(ii) are not payable immediately because the Employee has not met the service requirements in the Retirement Plans, for purposes of this section, the benefits will be reduced for early commencement in the same manner as if the Employee met the service requirement for immediate commencement.

For purposes of Section 1(c)(iii)(A), the account balances related to the Savings Plans will be determined by (w) assuming the Employee received in an account held for the Employee under the Savings Plans the maximum amount of matching contributions for each year he was an employee and eligible to participate in the Savings Plans and (x) using the actual contributions made by Timken for all other purposes to the Savings Plans. For purposes of Section 1(c)(iii)(B), the account balances related to the Savings Plans will be determined by (y) assuming the Employee received in an account held for the Employee under the Savings Plans the maximum amount of matching contributions at the rate specified for matching contributions in Exhibit B for each year he was an employee and eligible to participate in the Savings Plans and (z) assuming Timken’s contributions to the account held for the Employee under the Savings Plan, in addition to the matching contributions described in (y), consisted only of the Core Contributions (as defined in the Savings Plans) under the Savings Plans at the rate specified for Core Contributions in Exhibit B for each year he was an employee and eligible for Core Contributions in the Savings Plans. For purposes of Section 1(c)(iii), interest will be credited to such account at a rate of eight percent (8%) per annum beginning at the end of the year to which the contributions are attributable. For purposes of Section 1(c)(iii), the monthly annuity will be that which could be purchased on the date of the Employee’s Termination of Employment with the account balance at the date that Excess Benefits are to commence under this Section 1(c) from an insurance company which at the time of purchase has the highest rating by A. M. Best assuming that the annuity is purchased with assets from a qualified retirement plan, is based on group rates, is on a no commission basis and is payable for the Employee’s lifetime, with no continuation after the Employee’s death.
Notwithstanding the foregoing provisions of this subsection (c), if the Employee’s benefit payable under this subsection (c) commences prior to attaining age 62, such benefit (before the reductions described in Sections 1(c)(i), 1(c)(ii) and 1(c)(iii) are made) shall be reduced by 4% for each year by which the commencement date of the benefit precedes age 62.

(d)	[Except as provided in Section 2(a), if the Employee Terminates Employment after having been an elected officer of Timken for five or more years, the Employee shall be entitled to a lump sum benefit under this Agreement equal to $ plus interest on such amount at a rate equal to 8% per year during the period beginning on January 1, 2009 and ending on the last day of the month preceding the month in which such amount is paid in accordance with the following sentence. The benefit to which the Employee is entitled to receive under this Section 1(d) shall be paid in a single lump sum, subject to Section 3, on the first day of the month following the later of (A) the Employee’s Termination of Employment, or (B) the Employee’s birthday.]

(e)	If a married Employee is eligible for a benefit under Section 1(c), his surviving spouse shall be entitled to a monthly benefit after the death of the Employee as follows:
(i)	If a married Employee dies after the Employee has started to receive the benefit provided for under Section 1(c), the Employee’s surviving spouse shall be entitled to receive an immediate monthly benefit equal to 50% of the amount the Employee was receiving pursuant to Section 1(c). Such benefit will commence on the first day of the month next following the month of the Employee’s death.

(ii)	If a married Employee dies before the Employee has started to receive the benefit provided for under Section 1(c) but after having been an elected officer of Timken for five or more years, the Employee’s Surviving Spouse shall be entitled to a monthly benefit equal to 50% of the amount the Employee would have received pursuant to Section 1(c) if the Employee had commenced to receive that monthly benefit at the Surviving Spouse’s benefit commencement date specified below, determined by taking into account the Employee’s Final Average Earnings and years of Continuous Service as of the Employee’s date of death. The surviving spouse’s benefit payments pursuant to this subsection (ii) will commence on the first day of the month next following the later of (A) the Employee’s death, or (B) the date on which the Employee would have reached age .

(iii)	Monthly payments to a surviving spouse pursuant to this Section 1(e) shall be made until the spouse’s death.

2.	(a) If (i) the Employee voluntarily terminates employment with Timken prior to having been an elected officer of Timken for five or more years, (ii) Timken discharges the Employee or requests that he resign his employment, prior to the Employee having been an elected officer of Timken for five or more years, or (iii) the Employee’s employment with Timken terminates for Cause, no Excess Benefits shall become due and payable to the Employee and this Agreement shall be considered terminated.
(b)	For purposes of this Section 2, a termination shall be deemed to have been for “Cause” only if based on the fact that the Employee has done any of the following acts and such is materially harmful to Timken:
(i)	An intentional act of fraud, embezzlement or theft in connection with the Employee’s duties with Timken and resulting or intended to result directly or indirectly in substantial personal gain to the Employee at the expense of Timken;

(ii)	Intentional wrongful disclosure of secret processes or confidential information of Timken or any of its subsidiaries; or

(iii)	Intentional wrongful engagement in any Competitive Activity which would constitute a material breach of the Employee’s duty of loyalty to Timken.

For purposes of this Section 2, the term “Competitive Activity” shall mean the Employee’s participation, without the written consent of an officer of Timken, in the management of any business enterprise if such enterprise engages in substantial and direct competition with Timken and such enterprise’s sales of any product or service competitive with any product or service of Timken amounted to 25% of such enterprise’s net sales for its most recently completed fiscal year and if Timken’s net sales of said product or service amounted to 25% of Timken’s net sales for its most recently completed fiscal year. “Competitive Activity” shall not include (A) the mere ownership of securities in any enterprise and exercise of rights appurtenant thereto or (B) participation in the management of any enterprise or business operation thereof other than in connection with the competitive operation of such enterprise.

For purposes of this Section 2(b), no act, or failure to act, on the part of the Employee shall be deemed “intentional” unless done, or omitted to be done, by the Employee not in good faith and without reasonable belief that his action or omission was in or not opposed to the best interest of Timken. Notwithstanding the foregoing, the Employee shall not be deemed to have been terminated for “Cause” hereunder unless and until there shall have been delivered to the Employee a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the Directors then in office at a meeting of the Directors called and held for such purpose (after reasonable notice to the Employee and an opportunity for the Employee, together with his counsel, to be heard before the Directors), finding that, in the good faith opinion of the Directors, the Employee had committed an act set forth in subsection (b) of this Section and specifying the particulars thereof in detail. Nothing herein shall limit the right of the Employee or his beneficiaries to contest the validity or propriety of any such determination.
3.	Notwithstanding any provision of this Agreement to the contrary, if the Employee is a “specified employee,” determined pursuant to procedures adopted by Timken in compliance with Section 409A of the Code, on the date the Employee Terminates Employment and if any portion of the payments to be received by the Employee are by reason of his Termination of Employment, then to the extent necessary to comply with Section 409A, amounts that would otherwise be payable pursuant to this Agreement during the six-month period immediately following the Employee’s Termination of Employment will instead be paid or made available on the earlier of (i) the first business day of the seventh month after the date of the Employee’s Termination of Employment, or (ii) the Employee’s death. Any benefit payments that are scheduled to be paid more than six months after such Employee’s Termination of Employment shall not be delayed and shall be paid in accordance with the schedule prescribed by Sections 1(a) and 1(c), as applicable.
4.	(a)	For purposes of this Agreement, “Terminates Employment” and “Termination of Employment” shall mean a termination of employment (within the meaning of Treasury Regulation Section 1.409A-1(h)(1)(ii)) with Timken and any member of its controlled group (as such term is used for purposes of ERISA and the Code, except that a 50% ownership or common control threshold shall be used to determine controlled group status instead of an 80% ownership or common control threshold). For purposes of the preceding sentence a termination of employment shall also include a permanent decrease in the level of bona fide services performed by the Employee after a certain date to a level that is 20% or less of the average level of bona fide services performed by the Employee over the immediately preceding 36-month period.

	(b)	Any references to the Employee’s Spouse herein shall mean the Employee’s Spouse at the time of the Employee’s death or commencement of Participant’s Excess Benefits, whichever is applicable, under the Retirement Plans or Savings Plans if the Employee is not a participant in the Retirement Plans, provided that if a qualified domestic relations order provides that a former spouse of the Employee is to be considered the Employee’s Spouse for purposes of pension benefits, Timken shall consider such former spouse of the Employee to be the Employee’s Spouse for purposes of this Agreement.
5.	This Agreement shall be binding upon and shall inure to the benefit of Timken and the Employee and their respective successors and assigns; provided, however, that, except as set forth herein, no rights to any benefit under this Agreement shall be transferable or assignable by the Employee or any other person, or be subject to alienation, encumbrance, garnishment, attachment, execution or levy of any kind, voluntary or involuntary. Any such attempted assignment or transfer shall terminate this Agreement and Timken shall have no further liability hereunder.

6.	Timken is hereby designated as the Named Fiduciary of this Agreement, in accordance with ERISA. The Named Fiduciary shall have the authority to control and manage the operation and administration of this Agreement and is hereby designated as the Agreement Administrator.

7.	The obligations of Timken hereunder constitute an unsecured promise of Timken to make payment of the amounts provided for in this Agreement. No property of Timken is or shall be, by reason of this Agreement, held in trust for the Employee, or any other person, and neither the Employee nor any other person shall have, by reason of this Agreement, any rights, title or interest of any kind in or to any property of Timken.

Notwithstanding the foregoing paragraph, upon the earlier to occur of (i) a Change of Control that involves a transaction that was not approved by the Board of Directors, and was not recommended to Timken’s shareholders by the Board of Directors, (ii) a declaration by the Board of Directors that the trusts under the Employee Excess Benefits Agreements should be funded in connection with a Change of Control that involves a transaction that was approved by the Board of Directors, or was recommended to shareholders by the Board of Directors, or (iii) a declaration by the Board of Directors that a Change of Control is imminent, Timken shall promptly, to the extent it has not previously done so, and in any event within five business days fund a trust established for the sole purpose of the payment of the amounts payable under this Agreement. The amount to be contributed by Timken prior to the Change of Control shall be calculated, using the actuarial assumptions set forth in Exhibit A, by Watson Wyatt & Company or another independent actuary appointed by Timken. Notwithstanding any provision of this Agreement to the contrary, no amount shall be transferred to a trust in accordance with this paragraph if, pursuant to Section 409A(b)(3)(A) of the Code, such amount would, for purposes of Section 83 of the Code, be treated as property transferred in connection with the performance of services. Upon a Change of Control, the rights of the Employee under this Agreement shall be fully vested and shall be forfeited only if the Employee voluntarily terminates his employment prior to completing five years of service as an elected officer of Timken.

For purposes of this Agreement, “Change of Control” shall mean the occurrence of any of the following events:
(a)	The sale or transfer of all or substantially all of the assets of Timken; or the merger, consolidation or reorganization of Timken with or into another corporation or entity with the result that upon the completion of the transaction, less than 51% of the outstanding securities entitled to vote generally in the election of directors or other capital interests of the surviving corporation or entity are owned, directly or indirectly, by the pre-transaction shareholders of Timken;

(b)	A Schedule 13D or 14D-1F report (or any successor schedule, form or report promulgated pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”)), is filed with the United States Securities and Exchange Commission (the “SEC”) disclosing that any person (including a person as defined in Sections 13(d)(3) or 14(d)(2) of the Exchange Act) has become the beneficial owner (as defined in SEC Rule 13d-3) of securities representing 30% or more of the combined voting power of the outstanding shares of Timken;

(c)	Timken files a report or proxy statement with the SEC that includes a disclosure, including, but not limited to, a disclosure in Item 1 of Form 8-K or Item 6(e) of Schedule 14A, that a change of control of Timken has or may have occurred or will or may occur in the future pursuant to any existing contract or transaction; and

(d)	The individuals who at the beginning of any two consecutive calendar year period constituted the Board of Directors cease for any reason to constitute a majority of the Board of Directors; provided, however, this subsection (d) shall not apply if the nomination of each new Director elected during such two-year period was approved by the vote of at least two-thirds of the Directors of Timken still in office who were Directors of Timken on the first day of such two-year period.
8.	In the event that, in its discretion, Timken purchases an insurance policy or policies insuring the life of the Employee to allow Timken to recover in whole or in part, the cost of providing the benefits under this Agreement, neither the Employee nor any beneficiary shall have any right whatsoever therein; Timken shall be the sole owner and beneficiary of such insurance policy or policies and shall possess and may exercise all incidents of ownership therein.

9.	All questions of interpretation, construction or application arising under this Agreement shall be decided by the Board of Directors of Timken and its decision shall be final and conclusive upon all parties. Timken, in its discretion, shall make all determinations as to rights to benefits under this Agreement. Any decision by Timken denying a claim for benefits under this Agreement shall be stated in writing and delivered or mailed to the Employee or the Employee’s Spouse. Such decision shall (i) be made and issued in accordance with the claims regulations issued by the Department of Labor, (ii) set forth the specific reasons for the denial of the claim, and (iii) state that the decision may be appealed by the Employee.

10.	Nothing contained in this Agreement shall be construed to be a contract of employment nor as conferring upon the Employee the right to continue in the employ of Timken in any capacity. It is expressly understood by the parties hereto that this Agreement relates exclusively to Excess Benefits and is not intended to be an employment contract.

11.	This Agreement may not be amended, altered or modified, except by a written instrument signed by the parties hereto. This Agreement shall supersede the provisions of the Prior Agreement and the Employee shall be entitled to benefits solely under this Agreement.

12.	Following Termination of Employment, the Employee shall comply with the Restriction on Competition in paragraph 9 of the Supplemental Plan. If the Employee engages in activity prohibited by this Section, then in addition to all other remedies available to Timken, Timken shall be released from any obligation under this Agreement to pay benefits to the Employee or the Employee’s Spouse under this Agreement. Any such cessation of payments shall not reduce any monetary damages that may be available to Timken as a result of the Employee’s breach.

13.	The failure at any time to require performance of any provision expressed herein shall in no way affect the right thereafter to enforce such provision; nor shall the waiver of any breach of any provision expressed herein be taken or held to be a waiver of any succeeding breach of any such provision or as a waiver of a provision itself.

In the event that any provision or term of this Agreement is finally determined by any judicial, quasi-judicial or administrative body to be void or not enforceable for any reason, it is the agreed upon intent of the parties hereto that all other provisions or terms of the Agreement shall remain in full force and effect and that the Agreement shall be enforceable as if such void or unenforceable provision or term had never been included herein.

14.	Every designation, election, revocation or notice authorized or required hereunder shall be deemed delivered to Timken: (a) on the date it is personally delivered to Timken offices at 1835 Dueber Avenue, S.W., Canton, OH 44706-0927 or (b) three business days after it is sent by registered or certified mail, postage prepaid, addressed to Timken at the offices indicated above. Every designation, election, revocation or notice authorized or required hereunder which is to be delivered to the Employee or a beneficiary shall be deemed delivered to the Employee or beneficiary: (a) on the date it is personally delivered to such individual (either physically or through interactive electronic communication), or (b) three business days after it is sent by registered or certified mail, postage prepaid, addressed to such individual at the last address shown for him on Timken records. Any notice required hereunder may be waived by the person entitled thereto.

15.	In the event the Employee or the Employee’s Spouse is declared incompetent and a guardian, conservator or other person is appointed and legally charged with the care of the person or the person’s estate, the payments under this Agreement to which the Employee or the Employee’s Spouse is entitled shall be paid to such guardian, conservator or other person legally charged with the care of the person or the estate. Except as provided hereinabove, when Timken, in its sole discretion, determines that the Employee or the Employee’s Spouse is unable to manage his financial affairs, Timken may make distribution(s) of the amounts payable to the Employee or the Employee’s Spouse to any one or more of the spouse, lineal ascendants or descendants or other closest living relatives of the Employee or the Employee’s Spouse who demonstrate to the satisfaction of Timken the propriety of making such distribution(s). Any payment so made shall be made at the same time and in the same form as such benefit would be made to the Employee and shall be in complete discharge of any liability under this Agreement for such payment. Timken shall not be required to see to the application of any such distribution made under this Section 15.
16.	This Agreement shall be subject to and construed under the laws of the State of Ohio.
          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on this       day of                     , 200_.

THE TIMKEN COMPANY

Employee	By: William R. Burkhart

Its: Senior Vice President & General Counsel

EXHIBIT A
The amount to be contributed to a trust fund pursuant to Section 7 of this Agreement to insure the performance of Timken’s obligations under this Agreement in the event of a Change of Control shall be calculated using the “applicable mortality table,” and the “applicable interest rate” as defined in Code Section 417(e)(3), during the third calendar month immediately preceding the date in which the contribution to the trust fund occurs.

EXHIBIT B
Assumptions for Determination of Savings Plans Account Balances
Matching Contributions Rate:
4.5% of the Employee’s Gross Earnings (as defined in the Savings Plans on the date hereof)
Core Contributions Rate:
The contribution percentage rate of the Core Contribution is based on the sum of the Employee’s full years of Credited Service and age as of December 31 of the previous calendar year with any fractional portion of a year of Credited Service or age disregarded, and calculated as follows:

Age Plus Years of Credited Service*	Contribution Percentage Rate
0-34	1.00% of Gross Earnings*
35-44	2.00% of Gross Earnings*
45-54	3.00% of Gross Earnings*
55-64	3.50% of Gross Earnings*
65-74	4.00% of Gross Earnings*
75+	4.50% of Gross Earnings*

*	“Credited Service” and “Gross Earnings” have the meanings given to such terms in the Savings Plans on the date hereof.